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                                                                     EXHIBIT 18

                              AMENDED AND RESTATED
                               MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18f-3
                                       FOR
                           RESERVE INSTITUTIONAL TRUST
                           PRIMARY INSTITUTIONAL FUND
                       U.S. GOVERNMENT INSTITUTIONAL FUND
                        U.S. TREASURY INSTITUTIONAL FUND
                    INTERSTATE TAX-EXEMPT INSTITUTIONAL FUND

      WHEREAS, Reserve Institutional Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

      WHEREAS, shares of beneficial interest of the Trust are currently divided into four series: the Primary Institutional Fund ("Primary Fund"), U.S. Government Institutional Fund ("Government Fund"), U.S. Treasury Institutional Fund ("Treasury Fund"), Interstate Tax-Exempt Institutional Fund ("Interstate Fund") (the "Funds");

      WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to each of the Funds; and

      WHEREAS, the Trust employs Reserve Management Company Inc. (the "Adviser") as its investment manager and adviser and Resrv Partners, Inc., a wholly-owned subsidiary of the Adviser ("Distributor"), as distributor of the securities of which it is the issuer.

      NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

      1. Features of the Classes. Each of the Funds issues its shares of beneficial interest in five classes: "Class A Shares," "Class B Shares," "Treasurer's Trust," "Class C Shares" and "Class D Shares." The Primary Fund and the Government Fund each have a sixth class of shares designated "Nomura International Trust Co. Shares" ("NITC Shares"). Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 5 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, shares of each Class of a Fund shall have the features described in Sections 2, 3, 4 and 5 below.


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      2.  Service Plan. The Trust has adopted a Service Plan with respect to the
Class B shares, Treasurer's Trust shares, Class C shares and Class D shares of each Fund and the NITC shares of the Primary and Government Funds, which provides that the Trust may pay a service fee at an annual rate of up to 0.20%
of the average daily net asset value of qualified Class B accounts, up to 0.25% of the average daily net asset value of qualified Class C, Class D and NITC accounts, and up to 0.35% of the average daily net asset value of qualified Treasurer's Trust accounts to brokers or other financial intermediaries as compensation for service activities. The Class A shares of each Fund do not participate in the Service Plan.

      As used herein, the term "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in each Fund, excluding transfer agent and subtransfer agent services for beneficial owners of shares of a Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing subaccounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the National Association of Securities Dealers, Inc. ("NASD") adopts a definition of "service fee" for purposes of
Section 2830 of the Rules of Conduct of the NASD that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the Board of Directors, to conform to such NASD definition. Overhead and other expenses of Distributor related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

      The Service Plan provides that the portion of the service fees collected in an amount not to exceed 0.25% of the average daily net assets of each Fund attributable to each class of shares constitutes a "service fee" for "service activities," as defined by the NASD. It is expected that the holders of the Treasurer's Trust shares will be wrap fee accounts, trust accounts, omnibus accounts and other accounts of smaller investors which require services that do not constitute "service activities." Accordingly, any service fees collected in an amount which exceeds 0.25% of the average daily net assets of the Treasurer's Trust shares constitute payment for such additional services.

      3. Distribution Plan. The Trust has adopted a Distribution Plan with respect to the Class C shares and the Class D shares of each Fund and the NITC Shares of the Primary and Government Funds pursuant to Rule 12b-1 promulgated under the Securities Exchange Act of 1934. The Distribution Plan authorizes the Trust to make assistance payments to the Adviser for distribution services at an annual rate of up to .25% of the average daily net asset value of the Class C shares and .50% of the average daily net asset value of the Class D and NITC shares and further authorizes the Adviser to make assistance payments to brokers, financial institutions and other financial intermediaries for shareholder accounts as to which a payee has rendered distribution services to the Trust. The Class A, Class B and Treasurer's Trust shares do not participate in the Distribution Plan.



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      As used herein, the term "distribution services" shall include services rendered by Distributor as distributor of the shares of a Fund in connection with any activities or expense primarily intended to result in the sale of shares of a Fund, including, but not limited to, compensation to registered representatives or other employees of Distributor or to other broker-dealers that have entered into an Authorized Dealer Agreement with Distributor, compensation to and expenses of employees of Distributor who engage in or support distribution of the Funds' shares; telephone expenses; interest expenses; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

      4. Allocation of Income and Expenses. (a) The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

          (1) Expenses incurred by the Trust (for example, fees of Directors, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Trust Level Expenses"); and

          (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

          (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a distribution plan and/or a service plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

      Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as


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determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Company in light of the requirements of the Act and the Internal Revenue code of 1986, as amended.

      5. Exchange Privileges. The Class D shares of each Fund may be exchanged for the Class D shares of each of the other Funds. The exchange privileges may be modified or terminated at any time, or from time to time, upon 60 days' notice to shareholders.

      6. Conversion Features. There shall be no conversion features associated with any of the classes of shares of any Fund.

      7. Quarterly and Annual Reports. The Directors shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Directors in the exercise of their fiduciary duties.

      8. Waiver or Reimbursement of Expenses. Expenses may be waived or reimbursed by any adviser to the Trust or any other provider of services to the Trust without the prior approval of the Trust's Board of Directors.

      9. Effectiveness of Plan. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Trust and
(b) those Directors of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

      10. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 9 hereof.

      11. Limitation of Liability. The Directors of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Funds in settlement of such right or claim, and not to such Directors or shareholders.

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      IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this
Multiple Class Plan as of the ____ day of February, 1998, to be effective _____________, 1998.



                                              RESERVE INSTITUTIONAL TRUST

                                              By:
                                                 ---------------------------
                                                 Name:
                                                 Title:





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